                         FIRST AMENDMENT TO RIGHTS AGREEMENT


              This First Amendment to Rights Agreement, dated as of September 20, 1995 (the "Amendment"), is by and between Copley Properties, Inc., a Delaware corporation (the "Company") and State Street Bank & Trust Company, a Massachusetts trust company, as Rights Agent (the "Rights Agent").

              WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of June 28, 1990 (the
         "Agreement"); and

              WHEREAS, the Company and the Rights Agent wish to amend the Agreement as provided herein.

              NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

              1. Section 1(a) of the Agreement is hereby deleted in its entirety and replaced by the following:

                   "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if, as of 5:00 p.m., Eastern Daylight Savings Time, on September 20, 1995, any Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, the 15% threshold set forth above shall be adjusted, with respect to such Person only, to equal (i) the percentage of the shares of Common Stock outstanding as of such time of which such Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner, plus (ii) one-tenth of one percent (0.1%), but the maximum to which the threshold shall be adjusted shall be 20%.

              2. Section 11(a)(ii)(B) is hereby deleted in its entirety and replaced by the following:

              "(B) Any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner





              of 15% or more of the shares of Common Stock then outstanding, unless the event causing the 15% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from a nationally recognized investment banking firm selected by the Board of Directors of the Company, to be (a) a price that is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interest of the Company and its stockholders; provided, however, that if, as of 5:00 p.m., Eastern Daylight Savings Time, on September 20, 1995, any Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, the 15% threshold set forth above shall be adjusted, with respect to such Person only, to equal (x) the percentage of the shares of Common Stock outstanding as of such time of which such Person, together with all Affiliates and Associates of such Person, is the Beneficial Owner plus
              (y) one-tenth of one percent (0.1%), but the maximum to which the threshold shall be adjusted shall be 20%, or"

                   3. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

                   4. Except as expressly modified hereby all of the terms and provisions of the Agreement shall remain in full force and effect.






                   IN WITNESS WHEREOF, the parties hereto have caused this
              Amendment to be duly executed as of the day and year first above written.

                                            COPLEY PROPERTIES, INC.


                                            /s/ Mary L. Lentz
         ATTEST:                       By:______________________________
                                            Mary L. Lentz

              /s/ Tracy Williams
         By:_______________________
              Tracy Williams


                                       STATE STREET BANK & TRUST COMPANY


                                            /s/ Ronald Logue
         ATTEST:                       By:______________________________
                                            Ronald Logue
              /s/ David A. Saporito
         By:______________________
              David A. Saporito